Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2008 First Quarter Results

•                  First Quarter sales increased by 12.6% from 2007

•                  Income from continuing operations increased by 33.4% to $6.9 million ($0.14 per diluted share)

•                  Sales order backlog increased by 33% from December 31, 2007 to $92 million

PORTLAND, OR, April 30, 2008:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2008.

Results for the Quarter Ended March 31, 2008

The Company’s sales in the first quarter were $133.2 million, compared to $118.3 million in 2007, a 12.6% increase.  The Outdoor Products segment sales increased by 13.9% from last year’s first quarter.  Operating income increased in this year’s first quarter to $16.7 million from $16.2 million last year.  In the first quarter, operating income was adversely impacted by approximately $2.7 million from changes in foreign currency exchange rates as compared to last year.

First quarter income from continuing operations improved to $6.9 million ($0.14 per diluted share) from $5.2 million ($0.11 per diluted share) in the first quarter of 2007.  The increase in net income is a result of the improved year over year operating income and lower net interest expense due to a reduction in debt levels and lower borrowing rates.  Company debt at the end of the first quarter was $296.7 million, a decrease of $70.8 million from last year’s first quarter.

Commenting on the first quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “In the first quarter, we continued to see robust demand for saw chain products.  The stronger euro, volume gains in developing markets and various marketing programs contributed to our increase in sales.  A solid order backlog is encouraging for continued top line growth for the balance of the year; however, foreign currency and raw material cost trends will continue to put pressure on our operating margins for the remainder of 2008.”

Outdoor Products Segment

The Outdoor Products segment’s first quarter sales increased 13.9% from last year to $126.2 million. Segment sales in international markets were up 17.0% from last year, fueled by a 16% increase in our largest market, Europe.  Sales to the replacement market were up 21% worldwide from last year, primarily from unit volume increases.  Selling price increases, foreign exchange rates and a better sales mix also contributed to the sales improvement:

% Increase in Sales from Prior Year:
Unit Volume	+9.9%
Foreign Exchange	+2.7%
Selling Price/Mix	+1.3%

Total	+13.9%

Sales order backlog for the segment was $83.4 million at the end of this year’s first quarter compared to $74.6 million in the comparable period last year and $63.3 million as of December 31, 2007.

Segment contribution to operating income was $21.7 million in the first quarter compared to $21.1 million in the comparable period of 2007.  The improvement in contribution reflects the effects of the higher unit volumes and average selling prices, partially offset by $2.7 million of adverse foreign currency exchange from last year.  The effects of the stronger year over year Canadian dollar (+17%) and Brazilian real (+21%) on the segment’s manufacturing costs more than offset the positive impact on revenue caused by a weaker US dollar.  Additionally, in the first quarter the segment experienced steel price increases and continued to experience increases to logistics costs consistent with the prices of fuel worldwide.  Segment operating margins as a percentage of sales declined in this year’s first quarter to 17.2% from 19.0% in 2007.  The key drivers of the operating margin decline are illustrated below:

Change in Segment Operating Margin from Last Year:
2007 Operating Margin	19.0%
Increase/ (Decrease)
Unit Volume	+2.4%
Selling Price /Mix	+0.9%
Costs/Mix	(2.5)%
Foreign Exchange	(2.6)%
Total Change	(1.8)%

2008 Operating Margin	17.2%

Other and Corporate Expense

In the first quarter, contribution from other and corporate expense was a loss of $5.1 million compared to a loss of $4.9 million last year.  These results include $0.6 million in non-recurring severance expense in 2008 related to the restructuring of certain departments at the Company’s Portland, Oregon headquarters.  In the first quarter, the company incurred stock compensation expense of $1.8 million, an amount essentially equal to last year’s first quarter.

2008 Financial Outlook

The Company’s outlook for fiscal 2008 is for sales of between $550 million and $560 million.  The assumed growth rate of 5% to 7% for the last three quarters of 2008 includes a decline in domestic sales and a lessening of the year over year benefit caused by the weaker dollar.  Operating income is estimated to range between $79 million and $82 million and assumed increases in steel costs will offset the benefit of selling price increases that have been implemented.  Cash flow available for debt repayment is expected to be between $28 million and $33 million in 2008.  The effective income tax rate for 2008 is estimated to be between 33% and 35%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Mar. 31
(In thousands, except per share data)	2008	2007
Sales	$133,207	$118,316
Cost of sales	90,729	78,261
Gross profit	42,478	40,055
Selling, general and administrative expenses	25,809	23,860
Operating income	16,669	16,195
Interest expense, net of interest income	(6,470)	(8,057)
Other income (expense), net	87	72
Income from continuing operations before income taxes	10,286	8,210
Provision for income taxes	3,397	3,046
Income from continuing operations	6,889	5,164
Loss from discontinued operations, net	(53)	(498)
Net income	$6,836	$4,666

Basic income (loss) per share:
Continuing operations	$0.14	$0.11
Discontinued operations	—	(0.01)
Basic income per share:	$0.14	$0.10
Diluted income (loss) per share:
Continuing operations	$0.14	$0.11
Discontinued operations	—	(0.01)
Diluted income per share:	$0.14	$0.10
Shares used for per share computations (in 000's):
Basic	47,303	47,273
Diluted	48,096	48,015

Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
(In thousands)	2008	2007
Assets:
Cash and cash equivalents	$42,455	$57,589
Accounts receivable, net	73,374	67,818
Inventory	75,370	70,273
Other current assets	21,490	21,929
Property, plant and equipment, net	90,684	89,729
Other assets	104,107	104,611
Total assets	$407,480	$411,949
Liabilities:
Current maturities of long-term debt	$1,242	$1,242
Other current liabilities	73,326	87,779
Long-term debt, net of current maturities	295,448	295,758
Other liabilities	81,270	81,316
Total liabilities	451,286	466,095
Stockholders’ deficit	(43,806)	(54,146)
Total liabilities and stockholders’ deficit	$407,480	$411,949

Segment Information

	Three mos. ended Mar. 31
(In thousands)	2008	2007
Sales:
Outdoor Products	$126,227	$110,867
Other	6,980	7,449
Total sales	$133,207	$118,316
Operating income:
Outdoor Products	$21,739	$21,070
Other and corporate expense	(5,070)	(4,875)
Operating income	$16,669	$16,195